Exhibit 10.13

Summary of Fiscal 2012 Named Executive Officer Compensation

Set forth below is a summary of fiscal 2012 compensation arrangements between Synovis Life Technologies, Inc. (the “Company”) and certain of its executive officers who are expected to constitute the Company’s “named executive officers” (defined in Regulation S-K Item 402(a)(3)) for fiscal 2012.  All of the Company’s executive officers are at-will employees whose compensation and employment status may be changed at any time in the discretion of the Company’s Board of Directors, subject only to the terms of the Management Change in Control Agreements between the Company and these executive officers (the forms of which have been filed or incorporated by reference as exhibits to the Company’s annual report on Form 10-K).

Base Salary

Effective November 1, 2011, the following executive officers are scheduled to receive the following annual base salaries in their current positions:

Name and Current Position	Base Salary

Richard W. Kramp	$402,132
(President and Chief Executive Officer)

Brett A. Reynolds	$231,980
(Vice President of Finance and Chief Financial Officer)

Michael K. Campbell	$231,880
(President of Synovis Micro Companies Alliance, Inc.)

Mary L. Frick	$208,365
(Vice President of Regulatory Affairs, Clinical Affairs and Quality)

Timothy M. Floeder	$205,066
(Vice President of Corporate Development)

Annual Cash Incentive Compensation

For fiscal 2012, the Company’s named executive officers are eligible to receive annual cash incentive compensation up to 5% of their base salary based upon the Company’s achievement of its budgeted quarterly revenue, operating income and gross margin percent.  Additionally for fiscal 2012, the Company’s named executive officers are eligible to receive annual cash incentive compensation ranging from 20% to 35% of their base salary based upon achievement of the Company’s annual financial performance goals.  Additional cash incentive compensation may be awarded at the discretion of the Compensation Committee for performance or achievement above individual goals.

Benefits

The Company provides medical, dental, life, and disability insurance benefits as well as a 401(k) retirement plan and a stock purchase plan to its executive officers.  The same benefits are available to all Company employees.